UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 16, 2010

Senesco Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 George Street, Suite 420, New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 296-8400
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.   Entry into a Material Definitive Agreement.

On February 17, 2010, Senesco Technologies, Inc. (the “Company”) entered into a credit agreement with JMP Securities LLC (the “Credit Agreement”).  The agreement provides the Company with, subject to certain restrictions, including the existence of suitable collateral, up to a $3.0 million line of credit upon which the Company may draw at any time (the “Line of Credit”).  Any draws upon the Line of Credit accrue at a monthly interest rate of (i) the broker rate in effect at the time of the draw (which is currently 2.0%), plus (ii) 2.75%.  There are no other conditions or fees or expenses associated with the Line of Credit.  The Line of Credit is not secured by any assets of the Company, but it is secured by certain assets of the Chairman of our Board of Directors, Harlan W. Waksal, M.D., which are currently held by JMP Securities.

The foregoing transaction was approved by each of our Board of Directors (the “Board”) and Audit Committee.  A copy of the Credit Agreement will be filed as an exhibit to our next quarterly report on Form 10-Q.

Item 8.01      Other Events

In connection with the transaction described in Item 1.01 above, Dr. Waksal, the Chairman of our Board, is no longer deemed an “independent director” under Section 803A of the NYSE Amex Company Guide.  Accordingly, on February 16, 2010, the Board appointed David Rector to serve as Lead Director of the Board.  Mr. Rector is currently, and will continue to be, the Chair of Senesco’s Compensation Committee and a member of its Audit Committee.

On February 16, 2010, Dr. Waksal resigned from his position as a member of the Company’s Compensation Committee because he is no longer deemed a “non-employee director” as set forth under Rule 16-3(b)(3)(i)(B) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: February 22, 2010	By: /s/ Jack Van Hulst
Name: Jack Van Hulst
Title: President and Chief Executive Officer